Exhibit (a)(1)(A)
OFFER TO EXERCISE
GENELINK, INC.
OFFER TO EXERCISE WARRANTS FOR SHARES OF UNREGISTERED COMMON STOCK
THIS OFFER WILL EXPIRE AT 5:00 PM, EASTERN TIME ON JUNE 12, 2008, UNLESS
EXTENDED OR EARLIER TERMINATED BY US (SUCH DATE AND TIME, AS EXTENDED OR
EARLIER TERMINATED, THE “EXPIRATION DATE”). YOU MAY WITHDRAW WARRANTS TENDERED
IN THE OFFER AT ANY TIME PRIOR TO THE EXPIRATION DATE.
     This Memorandum is directed at:
     Holders of warrants (the “Existing Warrants”) of GeneLink, Inc. (the “Company,” “GeneLink,” “we,” “our” or “us”) to purchase shares of our common stock (“Common Stock”), at the exercise prices listed below (as applicable, the “Revised Exercise Price”). Existing Warrants shall not include warrants issued to officers and directors of the Company in June 2007 and September 2007.

Number of Existing	Current Exercise Price
Warrants	of Existing Warrants	Revised Exercise Price
7,346,577	$0.075-$0.10	$0.05
4,872,704	$0.20-$0.25	$0.06
2,755,500	$0.40-$0.50	$0.08
2,246,250	$0.60-$1.00	$0.09
     We are asking the holders of the Existing Warrants to exercise such warrants at the Revised Exercise Price as described in this Memorandum.
     From the date of this Offer to Exercise through the Expiration Date, all holders of Existing Warrants shall be entitled to exercise their Existing Warrants at the applicable Revised Exercise Price. After the Expiration Date, the exercise price of any Existing Warrants that have not been exercised shall revert back to the exercise price of such Existing Warrants as in effect immediately prior to this Offer.
     Any Existing Warrants that would otherwise expire before the Expiration Date shall remain exercisable through the Expiration Date. The solicitation of the exercise of Existing Warrants is herein after called the “Offer.” You may exercise your Existing Warrants at the Revised Exercise Price only during the time that this Offer remains open. This Offer will expire at 5:00 pm, Eastern Time, on June 12, 2008, unless extended or earlier terminated by us (such time and date, as extended or earlier terminated, the “Expiration Date.”) If you validly tender your Existing Warrants upon the terms and conditions described in this Memorandum (including the related Election Form, the “Memorandum”), at or prior to the Expiration Date, and you do not withdraw your Existing Warrants prior to the Expiration Date, you will be issued the number of shares of unregistered Common Stock that you could purchase with the Existing Warrants. See “Summary of Terms—What are the basic terms of the Offer?”
     We reserve the right to terminate this Offer at any time. This Offer is not conditioned upon a minimum number of Existing Warrants being tendered.

     The Existing Warrants are not listed on any national securities exchange and there is no established public trading market for the Existing Warrants. The Common Stock is currently quoted on the OTC Bulletin Board under the symbol “GNLK.” On May 9, 2008, the last reported sale price of our Common Stock was $0.15 per share.
     Neither we, our board of directors nor any of our advisors or agents is making any recommendation regarding whether or not you should tender Existing Warrants in the Offer. Accordingly, you must make your own independent determination as to whether or not you wish to tender your Existing Warrants.
     This Offer is subject to the issuer tender offer requirements of Rule 13e-4 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we have filed a Schedule TO with the Securities and Exchange Commission (the “SEC”). You may obtain a copy of the Schedule TO and other documents filed by us at no charge at the SEC website, http://www.sec.gov.
     The shares of Common Stock issuable upon exercise of the Existing Warrants have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or under any state securities laws. Accordingly, such shares of Common Stock (collectively, the “Securities”) are subject to restrictions on resale and transfer as described herein.
     Neither this transaction nor the securities to be issued upon tender of the Existing Warrants has been approved or disapproved by the SEC or any state securities commission. Neither the SEC nor any state securities commission has passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this Memorandum. Any representation to the contrary is a criminal offense.
May 14, 2008

ABOUT THIS MEMORANDUM
     YOU SHOULD ONLY RELY ON THE INFORMATION CONTAINED IN THIS MEMORANDUM (INCLUDING THE RELATED ELECTION FORM, THE “MEMORANDUM”). WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS MEMORANDUM. THE INFORMATION HEREIN MAY ONLY BE ACCURATE ON THE DATE OF THIS OFFER EXCEPT THAT WE SHALL UNDERTAKE TO NOTIFY HOLDERS OF EXISTING WARRANTS OF ANY MATERIAL CHANGES TO THE OFFER SUBSEQUENT TO THE DATE HEREOF.
     THE SECURITIES ENTAIL A HIGH DEGREE OF RISK. SEE “RISK FACTORS.”
     AN INVESTMENT IN THE SECURITIES PURSUANT TO THIS OFFER WILL BE SUBJECT TO CERTAIN RESTRICTIONS ON RESALES AND TRANSFERS AS DESCRIBED MORE FULLY HEREIN. THE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE DISPOSED OF WITHOUT REGISTRATION UNDER THE SECURITIES ACT UNLESS, IN THE WRITTEN OPINION OF COUNSEL ACCEPTABLE TO US, SUCH REGISTRATION IS NOT REQUIRED. ANY SUCH RESALES MUST ALSO COMPLY WITH ANY APPLICABLE STATE SECURITIES REQUIREMENTS.
     THIS MEMORANDUM AND THE RELATED OFFER DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES OFFERED HEREBY, NOR DO THEY CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY FROM ANY PERSON IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO A PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.
     THE DELIVERY OF THIS MEMORANDUM SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR ANY ATTACHMENTS HERETO NOR IN OUR AFFAIRS SINCE THE DATE HEREOF, EXCEPT THAT WE SHALL NOTIFY HOLDERS OF EXISTING WARRANTS OF ANY MATERIAL CHANGES TO THE OFFER SUBSEQUENT TO THE DATE HEREOF.
     IN MAKING A DECISION IN CONNECTION WITH THE OFFER, HOLDERS OF EXISTING WARRANTS MUST RELY ON THEIR OWN EXAMINATION OF THE COMPANY AND THE TERMS OF THE OFFER, INCLUDING THE MERITS AND RISKS INVOLVED. WE ENCOURAGE EACH HOLDER OF AN EXISTING WARRANT TO CONSULT WITH ITS OWN LEGAL, BUSINESS, FINANCIAL AND TAX ADVISORS WITH RESPECT TO ANY SUCH MATTERS CONCERNING THE OFFER CONTEMPLATED HEREBY.
     THIS MEMORANDUM INCORPORATES BY REFERENCE IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT GENELINK, INC. THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. THIS INFORMATION IS AVAILABLE WITHOUT CHARGE TO HOLDERS OF EXISTING WARRANTS UPON WRITTEN REQUEST TO, GENELINK, INC., 317 WEKIVA SPRING ROAD, #200, LONGWOOD, FL 32779, ATTENTION: INVESTOR RELATIONS, (800) 558-4363, x-707. IN ORDER TO OBTAIN TIMELY DELIVERY OF THE DOCUMENTS, HOLDER OF EXISTING WARRANTS MUST REQUEST THE INFORMATION NO LATER THAN JUNE 1, 2008.

SUMMARY OF TERMS
     We have summarized the terms of the Offer in this section. Before you decide to tender your Existing Warrants pursuant to this Offer, you should read the detailed description of the Offer under “Terms of the Offer” for further information.
Who is making this Offer?
     • GeneLink is making the Offer. For further information concerning the Company, we refer you to our annual report on Form 10-KSB for the year ended December 31, 2007 and our other documents filed with the Securities and Exchange Commission.
What securities are the subject of this Offer?
     • This Offer applies to our Existing Warrants, exercisable for the purchase of shares of our Common Stock. The Common Stock for which the Existing Warrants may be exercised is currently quoted on the OTC Bulletin Board under the symbol “GNLK.” On May 9, 2008, the last reported sale price of our Common Stock was $0.15 per share.
What are the basic terms of the Offer?
     • We are asking the holders of the Existing Warrants to exercise such Existing Warrants as described herein. Through the Expiration Date, the exercise price of each Existing Warrant will be reduced as set forth in the following schedule (as applicable, the “Revised Exercise Price”).

Number of Existing	Current Exercise Price
Warrants	of Existing Warrants	Revised Exercise Price
7,346,577	$0.075-$0.10	$0.05
4,872,704	$0.20-$0.25	$0.06
2,755,500	$0.40-$0.50	$0.08
2,246,250	$0.60-$1.00	$0.09
     • The solicitation of the exercise of Existing Warrants is herein called the “Offer”. You may exercise your Existing Warrants at the Revised Exercise Price only during the time that this Offer remains open. This Offer will expire on 5:00 pm, Eastern Time, on June 12, 2008, unless extended or earlier terminated by us (such time and date, as extended or earlier terminated, the “Expiration Date.”). Although we do not currently intend to do so, we may, at our discretion, extend the Offer at any time. If we extend the Offer, we will continue to accept properly completed Election Forms from Existing Warrant holders until the new expiration date. We may also cancel the Offer upon the occurrence of certain events. If you validly tender your Existing Warrants and deliver the Exercise Price thereof upon the terms and conditions described in this Memorandum (including the related Election Form, the “Memorandum”), at or prior to the Expiration Date, and you do not withdraw your Existing Warrants prior to the Expiration Date, you will be issued the number of shares of Common Stock represented by the Existing Warrants that you have tendered that you could purchase with the Existing Warrants. We reserve the right to terminate this Offer at any time. This Offer is not conditioned upon a minimum number of Existing Warrants being tendered.
Will the Company receive any proceeds from the Offer?
     • Yes. We will receive the aggregate exercise price related to the Existing Warrants that are tendered in the Offer. If all of the Existing Warrants are tendered, we will receive aggregate gross proceeds of approximately $1,082,000 and aggregate net proceeds, after transaction costs of approximately $10,000, of $1,072,000.
What is the purpose of this Offer?
     • We are seeking to induce the exercise of any and all of the Existing Warrants that are outstanding so that we can receive the related exercise price. We intend to use the initial $220,000 proceeds of the Offer to fund our obligations relating to the settlement that we have entered into with John R. DePhillipo, the former Chief Executive Officer of the Company, regarding all litigation and claims surrounding the termination of his employment, including the release of all claims and counterclaims brought in the suit by Mr. DePhillipo against us in connection with the termination of his employment, and we intend to use the balance of the proceeds for general corporate purposes.
Are there conditions to the Offer?
     • No. This Offer is not conditioned upon a minimum number of Existing Warrants being tendered.
For how long may I validly tender my Existing Warrants?
     • In order to be able to exercise your Existing Warrants at the Revised Exercise Price, you must exercise and validly tender your Existing Warrants during the Exercise Period, i.e., on or prior to 5:00 pm, Eastern Time, on June 12, 2008, unless the Exercise Period is extended or the Offer is previously terminated by us.
Am I obligated to participate in the Offer?
     • No. You do not have to participate in the Offer. Participation is entirely up to you and we cannot advise you of what action you should take. If you decide not to participate in the Offer, you do not need to do anything, and your Existing Warrants will remain outstanding on the terms existing prior to the Offer (at their old exercise prices and not at the Revised Exercise price) until they expire or are exercised.
How should I decide whether or not to participate in the Offer?
     • We understand that your decision whether or not to exercise your Existing Warrants is important. Exercising your Existing Warrants pursuant to this Offer involves risks, which are set forth in Item 1 of our Annual Report on Form 10-KSB for the year ended December 31, 2007 (the “2007 10-KSB”), which is incorporated by reference into the Memorandum. We cannot provide you with any guarantee or assurance as to the future market value of our Common Stock. The decision to participate must be your personal decision, and will depend largely on your assessment of your Existing Warrant holdings and your assumptions about the future overall economic environment and performance of our business.
What should I do to exercise my Existing Warrants?
     • If you decide to tender your Existing Warrants, we must receive from you, by 5:00 pm, Eastern Time, on June 12, 2008 (or such later date and time to which we may extend the Offer) at the address appearing in the section “Terms of the Offer—Procedures for Participating in this Offer”:
•	A properly completed and executed election in the form included with this Memorandum (the “Election Form”);

•	Your Existing Warrants (if you cannot find your Existing Warrants, you can complete and sign and have notarized an affidavit of lost warrant certificate that we can provide for you); and

•	Payment in an amount equal to the number of shares of Common Stock represented by the portion of the Existing Warrants you are exercising multiplied by the Revised Exercise Price by check drawn on a U.S. bank in immediately available funds payable to “GeneLink, Inc.” Alternatively, payment may be made by wire transfer as described in the section “Terms of the Offer—Procedures for Participating in this Offer.” No “cashless exercises” will be accepted.
     • This is a special offer and we will not accept late tenders under any circumstances. We reserve the right to reject any and all tenders that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to our rights to extend, terminate and amend the Offer, we presently expect that promptly after the expiration of the Offer and the settlement of any checks sent as payment, we will issue certificates representing the shares of Common Stock for which your Existing Warrants are being tendered pursuant to the Offer.
May I withdraw Existing Warrants previously tendered for exercise pursuant to this Offer?
     • Yes. You may withdraw previously tendered Existing Warrants at any time prior to the Expiration Date by delivering a written notice of withdrawal in the form included with this Memorandum (the “Withdrawal Form”). To withdraw your tendered Existing Warrants, you must properly complete, sign and date the Withdrawal Form and mail or otherwise deliver the Withdrawal Form to us at the address appearing in the section “Terms of the Offer—Procedures for Participating in this Offer” so that it is received no later than 5:00 pm, Eastern Time, on June 12, 2008 (or such later date and time if we extend the Offer).
What happens to the Existing Warrants that I do not exercise pursuant to this Offer?
     • If you elect not to participate in this Offer, your Existing Warrants will remain outstanding until they expire by their own terms or are exercised. Any Existing Warrants not tendered and exercised in this Offer will have the exercise prices that existed prior to this Offer and will continue to be exercisable only for shares of Common Stock.
When does the Offer expire? Can the Offer be extended and, if so, how will I be notified of such extension?
     • The Offer is scheduled to expire at 5:00 pm, Eastern Time, on June 12, 2008. Although we do not currently intend to do so, we may, at our discretion, extend the Offer at any time. If the Offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., Eastern Time, on the business day immediately following the previously scheduled expiration date of the Offer.
If I choose to tender Existing Warrants, do I have to tender all of my Existing Warrants or can I just tender some of them?
     • You are not required to tender all of your Existing Warrants. If you tender less than all of your Existing Warrants, the remaining Existing Warrants not tendered will remain outstanding until they expire by their current terms or are exercised. If you deliver a certificate to us relating to both Existing Warrants that you are tendering pursuant to the Offer and Existing Warrants that you are not tendering, we will issue a new certificate to you representing the Existing Warrants that you have elected not to tender pursuant to the Offer.
Will the shares of Common Stock issuable upon the exercise of the Existing Warrants be eligible for resale without restriction?
     • No. Your Existing Warrants were sold to you in a private placement and they constitute “restricted” securities for purposes of the Securities Act of 1933, as amended (the “Securities Act”) and the shares of Common Stock issuable upon exercise of the Existed Warrants will also be “restricted”. In addition, since you are being asked to pay the exercise price of the Existing Warrants, as amended, in cash, you will not be permitted to “tack” the holding period for the shares of Common Stock with your holding period for the Existing Warrants.
Is the Company’s Board of Directors making any recommendations with respect to the Offer?
     • Although the Board of Directors has approved this Offer, neither the Company nor the Board of Directors makes any recommendation as to whether you should or should not participate in the Offer. You should not consider the Board’s approval of the Offer as a recommendation as to whether you should or should not participate in the Offer. You must make your own decision whether or not to participate in the Offer and exercise your Existing Warrants.
Where can I find more information about the Company and its securities?
     • We are required to file periodic reports with the SEC containing certain information about us and our securities. A copy of all such filings, including any exhibits and schedules thereto, may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is http://www.sec.gov.
Who can I talk to if I have questions about the Offer?
     Any questions concerning the Offer, this Memorandum or any other document accompanying or referred to in this Memorandum, and any request for additional copies of any such documents, may be directed to GeneLink, Inc., 317 Wekiva Spring Road, #200, Longwood, FL 32779, Attention: Investor Relations, or by telephone at (800) 558-4363, x-707. We cannot and will not provide you any advice regarding your decision whether or not to exercise your Existing Warrants. If you are in any doubt as to the action you should take, or the contents of this Memorandum, you should immediately consult your usual financial or tax advisor.
RISK FACTORS
     Participation in the Offer involves a number of potential risks, including those described in Item 1 of the 2007 10-KSB, which is incorporated by reference into this Memorandum. You should carefully consider all of such risks and speak with your investment or tax advisor before deciding whether or not to participate in the Offer. In addition, we strongly urge you to read this Memorandum in its entirety and all other documents relating to the Offer before deciding whether or not to participate in the Offer.
INFORMATION CONCERNING THE COMPANY
     Please see the description of the Company in the 2007 10-KSB under Item 1 — “Description of Business”, which is incorporated by reference into this Memorandum.

INFORMATION RELATING TO OUR EXECUTIVE OFFICERS AND DIRECTORS
Executive Officers and Directors
     Please see the 2007 10-KSB, Item 9, — “Directors, Executive Officers, Promoters, Control Persons and Corporate Governance; Compliance with Section 16(a) of the Exchange Act”, which is incorporated by reference into this Memorandum.
Participation in the Offer by Executive Officers and Directors
     The Offer is open to all holders of the Existing Warrants, including any of our executive officers and directors who may be holders of the Existing Warrants. The terms of such Offer to our executive officers and directors, as applicable, are the same terms on which any other holder of the Existing Warrants may accept the Offer. Any options or warrants held by executive officers and directors that have been granted to them as compensation for their services as executive officers and directors, including grants made in June 2007 and September 2007, are not Existing Warrants and are not eligible to be exercised in the Offer.
OWNERSHIP OF OUR SECURITIES
     Please see the 2007 10-KSB, Item 11 — “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters”, which is incorporated by reference into this Memorandum.
TERMS OF THE OFFER
Basic Terms of the Offer
     We are asking the holders of the Existing Warrants to exercise all of the Existing Warrants at the applicable Revised Exercise Price so that we can receive the related exercise price. We intend to use the initial of $220,000 proceeds of the Offer to fund our obligations relating to the settlement that we have entered into with John R. DePhillipo, the former Chief Executive Officer of the Company, regarding all litigation and claims relating surrounding the termination of his employment with the Company, including all claims and counterclaims brought in the suit initiated by Mr. DePhillipo against the Company in connection with the termination of his employment, and we intend to use any remaining proceeds for general corporate purposes.
     You may exercise your Existing Warrants for shares of Common Stock only during the time that this Offer remains open. This Offer will expire on 5:00 pm, Eastern Time, on June 12, 2008, unless extended or earlier terminated by us (such time and date, as extended or earlier terminated, the “Expiration Date”). Although we do not currently intend to do so, we may, at our discretion, extend the Offer at any time. If we extend the Offer, we will continue to accept properly completed Election Forms from Existing Warrant holders until the new expiration date. We may also cancel the Offer upon the occurrence of certain events. If you validly tender your Existing Warrants and deliver the Exercise Price thereof upon the terms and conditions described in this Memorandum (including the related Election Form, the “Memorandum”), at or prior to the Expiration Date, and you do not withdraw your Existing Warrants prior to the Expiration Date, you will be issued shares of restricted Common stock equal to the number of Existing Warrants exercised.
Procedures for Participating in this Offer
If you decide to exercise and tender your Existing Warrants, you must send to the Company at GeneLink, Inc., 317 Wekiva Spring Road, #200, Longwood, FL 32779, Attention: Investor Relations, by 5:00 pm, Eastern Time, on June 12, 2008 (or such later date and time to which we may extend the Offer):

•	A properly completed and executed election in the form included with this Memorandum (the “Election Form”);

•	Your Existing Warrants (if you cannot find your Existing Warrants, you can complete and sign and have notarized an affidavit of lost warrant certificate that we can provide for you); and

•	Payment in an amount equal to the number of shares of Common Stock represented by the portion of the Existing Warrants you are exercising multiplied by the Revised Exercise Price by check drawn on a U.S. bank in immediately available funds payable to “GeneLink, Inc.” No “cashless exercises” will be accepted. Alternatively, payment may be made by wire transfer to:
Mellon Bank
Pittsburgh, PA
ABA# 043000261
Sub Acct: 101-1730
Sub Acct name: Merrill Lynch
Further Credit: GeneLink, Inc.
     Branch Acct: 878-07A30
     FBO: [WARRANT HOLDER’S NAME]
Please note that if you decide to make payment by wire transfer, you MUST include your full name as indicated on the Warrant Certificates representing the Existing Warrants to which your payment relates in the subject line of the wire transfer, as noted above.
     This is a special offer and we will not accept late tenders under any circumstances. We reserve the right to reject any and all tenders that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to our rights to extend, terminate and amend the Offer, we presently expect that promptly after the expiration of the Offer, we will issue certificates representing the shares of Common Stock for which your Existing Warrants are being tendered pursuant to the Offer.
     The Election Form must be executed by the holder who tendered the Existing Warrants to be cancelled. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be indicated on the Election Form.
     If you do not submit an Election Form at or prior to the expiration of the Offer, or if you submit an incomplete or incorrectly completed Election Form, you will be considered to have rejected the Offer.
     The method of delivery of all documents, including your Election Form, is at your risk. Please note that delivery of your Election Form by facsimile will not be accepted. If you wish to deliver your Election Form by regular mail, we urge you to mail it sufficiently in advance of the expiration to ensure we receive it prior to the expiration of the Offer and to use certified mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery. Delivery will be deemed made only when actually received by us. We will strictly enforce the expiration and there can be no exceptions to the expiration time.
Withdrawal Rights
     You may withdraw your Existing Warrants previously tendered for exercise in this Offer only if you properly complete, sign and date the Withdrawal Form included with this Memorandum and mail or deliver the Withdrawal Form to us at GeneLink, Inc., 317 Wekiva Spring Road, #200, Longwood, FL 32779, Attention: Investor Relations, so that it is received no later than 5:00 pm on June 12, 2008, the scheduled expiration date (or such later date and time if we extend this Offer). You may also withdraw your previously tendered Existing Warrants pursuant to Rule 13e-4(f)(2)(ii) under the Securities Exchange Act of 1934 if such tendered Existing Warrants have not been accepted by us for payment within 40 business days from the commencement of the Offer.
     The Withdrawal Form must be executed by the holder who tendered the Existing Warrants to be withdrawn. However, if the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be indicated on the Withdrawal Form.
     The method of delivery of all documents, including your Withdrawal Form, is at your risk. Please note that delivery of the Withdrawal Form via facsimile will not be accepted. If you wish to deliver your Withdrawal Form by regular mail, we urge you to mail the notice sufficiently in advance of the expiration date to ensure we receive it prior to the expiration and to use certified mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery. Delivery will be deemed made only when actually received by us. We will strictly enforce the expiration and there can be no exceptions to the expiration time.
     Once you have withdrawn your tendered Existing Warrants, you may retender such Existing Warrants for exercise before the expiration of the Offer only by again following the delivery procedures described in this Memorandum.
Acceptance of Existing Warrants for Exercise
     If you elect to tender your Existing Warrants and you do so according to the procedures described in this Memorandum, you will have accepted the Offer. Our acceptance of your Existing Warrants for tender will form a binding agreement between you and us on the terms and subject to the conditions of the Offer upon the expiration of the Offer.
     We will determine, in our discretion, all questions as to form, validity, including time of receipt, eligibility and acceptance of any tender of Existing Warrants or withdrawal of tendered Existing Warrants. Our determination of these matters will be final and binding on all parties. We may reject any or all tenders of or withdrawals of tendered Existing Warrants that we determine are not in appropriate form or that we determine are unlawful to accept or not timely made. Otherwise, we expect to accept all properly and timely tendered Existing Warrants which are not validly withdrawn. We may waive any defect or irregularity in any tender with respect to any particular Existing Warrant. We may also waive any of the conditions of the Offer. No tender of Existing Warrants or withdrawal of tendered Existing Warrants will be deemed to have been properly made until all defects or irregularities have been cured by the tendering holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders or withdrawals, and no one will be liable for failing to give notice of any defects or irregularities.
     If you elect not to participate in the Offer, your Existing Warrants will remain outstanding until they terminate or expire by their terms. Any Existing Warrants that are not exercised in the Offer will have the exercise prices that they had prior to the commencement of the Offer and all other terms and conditions under the Existing Warrants shall continue to apply.
Conditions of the Offer
     This Offer is not conditioned upon a minimum number of Existing Warrants being tendered.

Restrictions on Transfer; Legends
     The shares of Common Stock to be issued upon the tender and exercise of the Existing Warrants are subject to restrictions on transfer and certificates evidencing such shares shall bear the following legend regarding such transfer restrictions:
“The shares represented by this certificate have not been registered under the securities act of 1933, as amended, and said shares cannot be sold, transferred, disposed of, pledged or hypothecated in any manner whatsoever unless registered with the securities and exchange commission or if in the opinion of company counsel an exemption from the registration requirements is in fact applicable to said shares.”
PRICE RANGE OF COMMON STOCK
     The Existing Warrants are not listed on any national securities exchange and there is no established public trading market for the Existing Warrants. The Common Stock for which the Existing Warrants may be exercised is currently quoted on the OTC Bulletin Board under the symbol “GNLK.” The following table sets for the high and low sales price for our Common Stock based on inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

	Price Range of Common Stock
Quarter Ended	High	Low
Fiscal 2006
First Quarter	$0.13	$0.05
Second Quarter	$0.09	$0.04
Third Quarter	$0.06	$0.03
Fourth Quarter	$0.07	$0.04

Fiscal 2007
First Quarter	$0.07	$0.05
Second Quarter	$0.11	$0.04
Third Quarter	$0.20	$0.09
Fourth Quarter	$0.21	$0.08

Fiscal 2008
First Quarter	$0.12	$0.06
Second Quarter (through May 9, 2008)	$0.20	$0.07
     As of May 9, 2008, we had 66,341,921 shares of Common Stock outstanding and 180 shareholders of record. The last sale price for our common stock on May 9, 2008 was $0.15.
MISCELLANEOUS
Additional Information
     We have filed with the Securities and Exchange Commission (“SEC”) a Tender Offer Statement on Schedule TO, of which this Memorandum is a part. This Memorandum does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC and incorporate herein by reference, before making a decision on whether to tender your options:

•	Our Annual Report on Form 10-KSB for the year ended December 31, 2007;

•	Our Current Report on Form 8-K filed May 13, 2008.
     This Memorandum also incorporates by reference any future filings that we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (except for information furnished to the SEC that is not deemed to be “filed” for purposes of the Securities Exchange Act of 1934) on or subsequent to the date of this Memorandum until the expiration of the Offer.
     These filings and other information about us can be inspected and copied at prescribed rates at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information regarding the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, reports, proxy statements and other information that we file with the SEC are publicly available through the SEC’s site on the Internet’s Word Wide Web, located at http://www.sec.gov.
We will provide without charge to each person to whom a copy of the Memorandum is delivered, upon the written request of any such person, a copy of any or all of the documents to which we have referred, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to GeneLink, Inc., 317 Wekiva Spring Road, #200, Longwood, FL 32779, Attention: Investor Relations.
     As you read the documents referred to in this section, you may find some inconsistencies in information from one document to another later dated document. Should you find inconsistencies between the documents, or between a document and the Memorandum, you should rely on the statements made in the most recent document. The information contained in the Memorandum should be read together with the information contained in the documents to which we have referred you.
Forward Looking Statements
     This Memorandum and our SEC reports referred to above include “forward-looking statements.” When used in this Memorandum, the words “could,” “may,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans” and similar expressions as they relate to us, our business or our management are intended to identify these forward-looking statements. Forward-looking statements, including statements concerning our expectations, business prospects, anticipated economic performance, financial condition and other similar matters are subject to risks and uncertainties, which could cause actual results to differ materially from those discussed in the forward-looking statements. Forward-looking statements speak only as of the date of the documents in which they are made. We disclaim any obligation or undertaking to provide any update or revision to any forward-looking statement made by us to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based. You should not place undue reliance on forward-looking statements.